Exhibit 10.26

Lloyd Johnson Offer Letter Amendment

Dear Lloyd:

This letter (the “Agreement”) amends the employment offer letter from Diamond Foods, Inc. (the “Company”) to you dated August 17, 2008 (the “Offer Letter”), by replacing the severance provisions under the heading of “Other Benefits,” in light of the requirements of the final regulations promulgated under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended. We must receive a copy of this Agreement, executed by you, not later than December 31, 2008.
The severance provisions under the heading of “Other Benefits”in your Offer Letter are deleted and replaced with the following provision. The changes from the original provision in your Offer Letter are underlined:
Severance upon Termination without Cause: In the event the Company terminates your employment without Cause, as defined below, and such termination is a “separation from service” (as defined in Treas. Reg. 1.409A-1(h)) then you will be entitled to receive the termination benefits listed below. With respect to Section 409A, each payment is a separate payment and with respect to payments subject to Section 409A (as not qualifying for the exclusion under Treas. Reg. 1.409A-1(b)(4)) they are intended to constitute separate payments for purposes of Treas. Reg. 1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. 1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A, including, without limitation, the requirement that payment to you be delayed until six months after “separation from service” if you are then a “specified employee” within the meaning of Section 409A.

•	Payment of 12 months of base salary, based on your base salary on the date of termination;

•	Payment of your target bonus amount for the year in which the termination occurs;

•	Acceleration of any stock options, restricted stock or other equity grant that would have otherwise vested in the 12 months following the date of termination; and

•
The Company will offer to you the ability to elect coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the Company’s medical or dental plans as in effect immediately prior to the date of termination. If you elect timely continuation of coverage under COBRA, provided that you pay the amount required to continue coverage, the Company will maintain coverage for you and your dependants for up to the maximum period of time allowed under COBRA.

Except in respect of any severance benefits provided you under the Offer Letter, we agree no other changes are made to your Offer Letter.

Please acknowledge your agreement with the amendment by signing below and returning the original to me for filing with the Company’s records. Should you have any questions or comments, please do not hesitate to contact me.
Sincerely,

DIAMOND FOODS, INC.

By: /s/ Stephen Kim____________
Stephen Kim
Vice President, General Counsel

Acknolwedged and Agreed:

/s/ Lloyd Johnson_______________
Lloyd Johnson
Date: December __, 2008

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